                                                                   EXHIBIT 10.27


                         TECHNICAL LICENSING AGREEMENT
                                      ON
                             FIBER OPTIC PRODUCTS

     THIS AGREEMENT, made and entered into on December 17, 1997, by and between E-TEK DYNAMICS, INC., a California corporation, with its principal place of business at 1885 Lundy Avenue, San Jose, California, USA ("E-TEK") and WALSIN LIHWA CORPORATION, a corporation organized and existing under the laws of the Republic of China, with its principal place of business at 12th Floor, 117,
Section 3, Ming Sheng East Road, Taipei, Taiwan ("WALSIN"). Any term that is in capital letters and listed in the attached Appendix A shall have the meaning set forth therein.

                                  WITNESSETH:

     WHEREAS, E-TEK is engaged in the development, manufacture and sale of fiber optic products; and,

     WHEREAS, E-TEK has acquired and possesses technical knowledge, information, experience, know-how and data concerning the manufacture of such products; and,

     WHEREAS, WALSIN desires to be licensed under PATENTS, and to be granted rights to use the PATENT INFORMATION and TECHNICAL INFORMATION (collectively, "Information") in connection with the design and manufacture of LICENSED PRODUCTS; and,

     WHEREAS, E-TEK is willing to grant such licenses and rights on the terms and conditions provided hereunder; and,

     WHEREAS, the Parties are contemplating entering into a written agreement to form under Taiwanese laws a third-party company limited by shares ("JV") that would, among other things: (i) manufacture and sell LICENSED PRODUCTS with the use of the PATENTS and the Information; and, (ii) assume all rights and obligations of WALSIN under this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                         GRANT OF LICENSES AND RIGHTS

1.1. (a) Subject to the provisions of Articles III and VIII, E-TEK grants to WALSIN under the PATENTS personal and nontransferable (except as otherwise provided in Section 8.1(b)) licenses: (i) to make LICENSED PRODUCTS on a nonexclusive basis in Taiwan and in the People's Republic of China ("PRC"), and only in Taiwan and the PRC; and, (ii) to use, offer for sale and sell the LICENSED PRODUCTS on a nonexclusive basis, and only in the following countries:
Japan, PRC, Indonesia, Malaysia, Philippines, Taiwan, North Korea, South Korea, Singapore, Thailand, Vietnam, Australia and New Zealand (collectively, the "Pacific Rim Countries"). The foregoing licenses do not include any sublicensing or have-made rights, nor the right to make, have made, use, sell, offer for sale or import devices other than

LICENSED PRODUCTS. No license or right is granted herein to any E-TEK patents not included in the PATENTS.

     (b) All licenses granted in Section 1.1(a) under the PATENTS shall continue until terminated pursuant to Article VII or until the PATENTS expire, whichever is first to occur.

1.2. (a) Subject to the provisions of Articles III and VIII, E-TEK also grants to WALSIN a personal and nontransferable (except as otherwise provided in Section 8.1(b)) license under the Information: (i) to use the Information on a nonexclusive basis in Taiwan and in the PRC, and only in Taiwan and the PRC, in connection with WALSIN's efforts to design, test, manufacture and assemble LICENSED PRODUCTS; and, (ii) to use, offer for sale and sell any resulting LICENSED PRODUCTS on a nonexclusive basis, and only in the Pacific Rim Countries. The foregoing license does not include any sublicensing or have-made rights, nor the right to use the Information for any purpose other than the design, manufacture, test and assembly of LICENSED PRODUCTS.

1.3. The Information may be disclosed to WALSIN's raw material suppliers solely for their use to help WALSIN manufacture and assemble LICENSED PRODUCTS, provided that: (i) before disclosing any such Information, WALSIN must first disclose to E-TEK the identity of such supplier and enter into a confidentiality agreement with such supplier with terms substantially similar to those contained in the template agreement attached hereto as Exhibit C; and, (ii) WALSIN must diligently initiate and fully prosecute legal action against any supplier suspected of breaching any such confidentiality agreement, where such breach is causing, or likely to cause, any adverse consequences to WALSIN or E-TEK.

1.4. During the first twenty-one months of this Agreement after the date first set forth above, each party shall provide to the other party, promptly and free of charge, any revisions to the Information. WALSIN's rights to any such revisions provided by E-TEK shall be as set forth in Section 1.2, above. E-TEK's rights to any such revisions provided by WALSIN shall be as follows: WALSIN hereby grants to E-TEK an irrevocable, perpetual, nonexclusive license under such Information to make, have made, use, offer for sale, sell, import and sublicense E-TEK's products. Neither party shall have any other obligation to provide other improvements to the PATENTS or Information to the other party.

                                  ARTICLE II
                    FURNISHING OF INFORMATION AND SERVICES

2.1. Subject to the provisions of Articles III and VIII, E-TEK shall furnish two copies, in the English language, of the Information to WALSIN, to the extent such information exists in tangible form, and in accordance with the estimated technology licensing schedule on the attached Appendix B.

2.2. Engineers and/or technicians dispatched by WALSIN shall be given the opportunity, at the request of WALSIN, to receive a reasonable amount of theoretical and practical training at E-TEK's facilities to help facilitate the licensing of Information. Any such training shall be given in the English language or, at E-TEK's option, in the Mandarin language. The training shall be adequate to ensure that qualified WALSIN engineers and technicians can manufacture, at E-TEK's facilities, samples of the LICENSED PRODUCTS that meet or exceed E-TEK's current standards. WALSIN shall be solely responsible for all costs and expenses relating to the travel, lodging and meals of its employees and agents.

2.3. During the term of this Agreement, E-TEK shall provide reasonable assistance to promote WALSIN's efforts to set up manufacturing facilities in Taiwan for LICENSED PRODUCTS and design, test, manufacture and assemble LICENSED PRODUCTS. WALSIN shall pay, and be solely responsible for, all costs and expenses relating to such assistance by E-TEK, including the transportation, lodging and meals of the E-TEK employees and agents, and excluding only the salaries of such E-TEK employees and agents.

2.4. WALSIN acknowledges that (i) the Information provides data solely on E-TEK's LICENSED PRODUCTS; (ii) such Information does not constitute specifications for LICENSED PRODUCTS; and, (iii) WALSIN shall be solely responsible for designing and manufacturing LICENSED PRODUCTS.

2.5. WALSIN shall not re-export any technical data received from E-TEK, nor does it intend to ship, directly or indirectly, any Information or any products derived directly therefrom, except as may be specifically authorized by United States law under U.S. Department of Commerce export control regulations. E-TEK shall assist WALSIN in these efforts by providing WALSIN with a brief indication on what E-TEK believes are general areas of concern on this issue; it being understood by the parties that any such indication is neither legal advice nor a legal opinion, and that WALSIN shall be solely responsible for fulfilling its obligations under this section.

                                  ARTICLE III
                               PAYMENT AND TAXES

3.1. (a) In consideration for E-TEK's performance under this Agreement, WALSIN shall pay to E-TEK, by wire transfer of immediately available funds to an account(s) designated by E-TEK, the sum of Seven Million Dollars, in lawful money of the United States (US$7,000,000) (the "License Fee"), which shall be payable in accordance with the following: thirty percent of the License Fee shall be payable immediately upon receipt by WALSIN of any Taiwanese governmental approvals of tax-exempt status of the License Fee, but in no event any later than one hundred twenty days from the above date of this Agreement; payment of the remaining seventy percent of the License Fee shall be made at such time and in such increments as is hereafter agreed by the parties, but in any event, such balance shall be paid in full within twenty-one months of the above date of this Agreement, and in no more than three installments. The License Fee shall be net of any Taiwanese taxes and similar liabilities, including withholding taxes. WALSIN shall pay, reimburse E-TEK for, and hold E-TEK harmless from, any and all such liabilities.

     (b) Time is of the essence with respect to WALSIN's payment of the License Fee. Any scheduled payment that is not made in full when due shall have a one and one-half percent (1.5%) per month late payment charge assessed against any unpaid balance thereof from the stated due date until the actual date of payment. If such rate exceeds the maximum legal rate, then the legal rate shall instead apply. E-TEK reserves the right to withhold its performance hereunder during any period when outstanding payments payable by WALSIN become or remain past due.

                                  ARTICLE IV
                        DISCLAIMER AND LIMITED WARRANTY

4.1. Nothing contained in this Agreement shall be construed as, with respect to E-TEK:
           (i) requiring the securing of any patent or the maintaining of any patent in force;
           (ii) a warranty or representation as to the validity or scope of any PATENT;
           (iii) a warranty or representation that any design, manufacture, sale, use or importation will be free from infringement of patents or other intellectual property rights of any third party (other than the warranty set forth in Section 4.2., below);
           (iv) an agreement to bring or prosecute actions or suits against third parties for infringement;
           (v) conferring any right to use, in advertising, publicity or otherwise, any name, trade name, trademark, service mark, or any contraction, abbreviation or simulation thereof;
           (vi) an obligation to furnish any information or service, except as provided in Article II;
           (vii) conferring by implication, estoppel or otherwise any license or other right under any patent or other intellectual property, except as expressly granted herein;
           (viii) any arrangement or understanding to make any purchase, lease, examination or test of, or give any approval with respect to, any product (including LICENSED PRODUCTS) or any service; or,
           (ix) any obligation to make any determination as to the applicability of any PATENT to any product (including LICENSED PRODUCTS).

4.2. (a) E-TEK warrants and represents that there are no commitments or restrictions which shall limit the licenses and rights which are purported to be granted to WALSIN hereunder, and that, to the best of its knowledge, neither the Patents nor the Information infringe any third party's intellectual property rights as of the above date of this Agreement.

     (b) E-TEK makes no representations, extends no warranties of any kind other than those specified in Section 4.2(a), and assumes no responsibility or liability whatsoever with respect to the (i) design, manufacture, assembly, testing, sale, use or importation of any LICENSED PRODUCT or any portion thereof; or, (ii) use or sufficiency of the Information. WALSIN accepts all such Information "As Is."

     (c) E-TEK's failure to meet any obligation hereunder due to the assignment of title to any invention or patent, or the granting of any licenses, to the United States government or any agency or designee thereof pursuant to a statute or regulation of, or contract with, such government or agency, shall not constitute a breach of this Agreement.

     (d) EXCEPT FOR THE WARRANTIES SPECIFIED IN SECTION 4.2(a), E-TEK MAKES NO WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO: THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND, WARRANTIES AGAINST INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

     (e) E-TEK'S LIABILITY UNDER THIS AGREEMENT, IF ANY, SHALL BE LIMITED TO THE PORTION OF THE LICENSE FEE ACTUALLY RECEIVED. IN NO EVENT SHALL E-TEK HAVE ANY LIABILITY TO WALSIN UNDER ANY CAUSE OF ACTION FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS) THAT RELATE IN ANY WAY WHATSOEVER TO THIS AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT E-TEK HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

                                   ARTICLE V
                                PATENT MARKING

5.1. WALSIN shall mark all LICENSED PRODUCTS made, sold or put into use with the applicable numbers of the PATENTS. If it is impractical to so mark such products, then WALSIN shall so mark the packages or containers in which the products are distributed.

                                  ARTICLE VI
                                CONFIDENTIALITY

6.1. To the extent it does not conflict with the terms of this Agreement,
Section 1 of the parties' September 2, 1997 Mutual Confidentiality Agreement ("MCA") is hereby incorporated into this Agreement as if fully set forth herein. All Information shall be deemed to constitute, and be treated as, "Confidential Information," as that term is defined in the MCA.

                                  ARTICLE VII
                                  TERMINATION

7.1. Unless terminated pursuant to Section 7.2., below, this Agreement, and all licenses and rights granted to WALSIN hereunder, shall continue indefinitely.

7.2. This Agreement, and all licenses and rights granted to WALSIN hereunder, shall, at E-TEK's option, terminate immediately if:

          (a) WALSIN files for bankruptcy, becomes insolvent or makes an assignment for the benefit of its creditors, or if WALSIN's business is placed in the hands of a receiver, assignee or trustee for the benefit of creditors (or the equivalent of the foregoing under the laws of Taiwan);
          (b) WALSIN fails to pay in full any portion of the License Fee (including any applicable late charges) within thirty days of the stated due date; or,
          (c) either party commits a material breach of this Agreement (other than the non-payment by WALSIN of the License Fee) and cannot cure the same, or fails to cure the same within thirty (30) days of receiving written notice from the other party of such breach.
          (d)  the JV dissolves, liquidates or unwinds.

7.3. Upon termination, for any reason, of this Agreement or the licenses and rights granted to WALSIN hereunder, WALSIN shall immediately cease all uses of the inventions of the PATENTS and all use of the Information, and shall promptly destroy all such information and all copies thereof.

7.4. Termination of this Agreement or the licenses and rights granted to WALSIN hereunder shall not relieve either party from any obligations that arose prior to such termination. The termination rights provided herein are in addition to all other rights and remedies available to the parties.

                                 ARTICLE VIII
                             CONDITIONS PRECEDENT

8.1. This Agreement and all rights and obligations hereunder are subject to the satisfaction of the following conditions precedent:
     (a) E-TEK and WALSIN shall have entered into a written agreement to form the JV for the purpose of, among other things, manufacturing and selling LICENSED PRODUCTS with the use of the PATENTS and the Information.
     (b) WALSIN shall have assigned completely to the JV, and the JV shall have accepted from WALSIN, all of WALSIN's rights, licenses, duties and obligations under this Agreement, and the JV shall have agreed to assume all the same; it being understood and agreed that no licenses or rights shall thereafter remain in WALSIN.
     (c) E-TEK and the JV shall have entered into a supplier agreement whereby, among other things, E-TEK has a right of first refusal with respect to products manufactured by the JV.
     (d) E-TEK shall have entered into a distributorship agreement with either WALSIN, or an affiliate or designee thereof that is acceptable to E-TEK, to develop demand for and sell certain of E-TEK's products in the PRC.
     (e) All governmental approvals that are necessary or desirable for the formation of the JV and all related agreements shall have been obtained, and such approvals shall not be conditioned upon, or materially alter or affect, this Agreement, the JV or any related agreement.
     (f) Exhibits A through C of this Agreement shall have been finalized and incorporated herein.

8.2. All of the foregoing conditions precedent must occur within ninety days of the above date of this Agreement, or else this Agreement becomes null and void. The parties shall engage in good faith discussions to attempt to satisfy the foregoing conditions precedent; however, neither party is obligated to conclude any agreement(s) or continue any discussions.

                                  ARTICLE IX
                                  ASSIGNMENT

9.1. Except as provided in Section 8.1(b), neither this Agreement nor any licenses, rights, duties or obligations hereunder shall be assignable or transferable (by merger, operation of law, purchase or otherwise) by WALSIN without the prior written consent of E-TEK, which can be withheld in E-TEK's discretion.

                                   ARTICLE X
                                    GENERAL

10.1. There may be countries in which WALSIN may have, as a consequence of this Agreement, rights against infringers of the PATENTS licensed hereunder. WALSIN hereby waives any such right it may have by reason of the infringement or alleged infringement of any such PATENTS.

10.2. There may be countries in which the owner of an invention is entitled to compensation, damages or other monetary award for another's unlicensed manufacture, sale, use or importation involving such invention prior to the date of issuance of a patent for such invention but on or after a certain earlier date, referred to as the invention's protection commencement date. For purposes of this Agreement, an invention which has a protection commencement date in any such country shall be deemed to have had a patent issued therefor in such country on such date.

10.3. WALSIN shall not, without E-TEK's prior written consent: (i) use in advertising, publicity, packing, labeling or otherwise any trade name, trademark, service mark, symbol or any other identification or any abbreviation, contraction or simulation thereof owned or used by E-TEK to identify its products or services; or, (b) represent that any product or service produced in whole or in part by the use of any Information is a product or service of E-TEK or is made in accordance with or uses any information or documentation of E-TEK.

10.4. Each party acknowledges that any breach of this Agreement may give rise to irreparable injury to the other party that would not be adequately compensable in damages, and therefore agrees that, in addition to any other remedies, such other party will be entitled to seek injunctive relief for any such breach or threatened breach by the first party.

10.5. Neither party shall be liable to the other party, nor shall a party be deemed to be in breach of this Agreement, for any delay or failure in performance or interruption of service resulting from acts of God, civil or military authority, acts of the public enemy, war, riots, accidents, fire, explosions, earthquakes, floods, the elements, strikes, labor disputes, shortages of labor, or, any other cause or causes beyond such party's reasonable control.

10.6. If any term or provision of this Agreement shall be held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected and each other term and provision shall be valid to the fullest extent permitted by law. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions hereof shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party to be charged. Any statute, rule or doctrine regarding the interpretation of contracts against a particular party shall not apply to this Agreement.

10.7. This Agreement shall be governed by the laws of the State of California (excluding laws and principles relating to the conflict of laws), as if made, executed and performed within this State. Any action brought in connection with this Agreement shall be heard and determined on its merits exclusively in San Jose, California in the federal or state courts, as appropriate.

10.8. If any action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action, in addition to any other relief to which that party may be entitled.

10.9. (a) If any dispute whatsoever arises relating to this Agreement, the parties shall attempt in good faith to promptly and informally resolve the same. If the dispute is not so resolved, then any party may submit the matter to arbitration in accordance with the provisions of Sections 10.9.(b)-(g)., below; provided, that, as a condition to invoking arbitration, such party must have first attempted in good faith to informally resolve such dispute.

      (b) Subject to the conditions of Section 10.9(a), above, and at the option of either party, any and all disputes and controversies whether of law or fact and of any nature whatsoever relating to this Agreement shall be decided through binding arbitration by the American Arbitration Association ("AAA") in accordance with the rules and regulations of such association.

      (c) The arbitrators shall be selected as follows. In the event the parties agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the parties do not so agree, then each party shall select an arbitrator, and the two arbitrators so selected shall select the third arbitrator. If a party fails or refuses to select an arbitrator, then the other party's selected arbitrator shall solely arbitrate the dispute. If the two arbitrators selected by the parties fail or refuse to select a third arbitrator, then either party may request the AAA to make such selection.

      (d) Arbitration shall be held in San Jose, CA, USA, and shall take place under the purview of the San Francisco, CA offices of the AAA. Any controversy concerning whether an issue is arbitratable shall be determined by the arbitrator(s), but such arbitrator(s) may not limit, expand or otherwise modify the terms of this Agreement. The parties, their representatives, other participants and the arbitrator(s) shall hold the existence, content, and result of the arbitration in confidence. The arbitrator(s), who shall act by majority vote, shall be able to decree any and all relief of an equitable or legal nature, subject to the limitations on liability provided in this Agreement. The decree or judgment of an award rendered by the arbitrator(s) shall be conclusive and binding, and may be entered in any court having jurisdiction thereof.

      (e) The arbitrator(s) shall give effect to the applicable statutes of limitations in determining any claim.

      (f) The fees and expenses of the arbitrator(s) shall initially be split evenly between the parties, and each party shall initially bear its own costs in any arbitration proceeding; provided, however, that the arbitrator(s) shall award the prevailing party its reasonable attorneys' fees and costs (including the fees and expenses of the arbitrator(s)) incurred therein.

       (g) The institution and maintenance of any civil action for judicial relief or for a provisional or ancillary remedy shall not constitute a waiver of the right of any party to submit the dispute to arbitration if any other party contests such action.

10.10. The respective rights, duties and obligations of the parties pursuant to Articles IV, VI and X shall survive any expiration or termination of this Agreement.

10.11. English is the governing language of this Agreement and of any arbitration proceeding or legal action.

       IN WITNESS WHEREOF, the parties have made and entered into this Agreement as of the date first above written.

       E-TEK DYNAMICS, INC.              WALSIN LIHWA CORP.


By: /s/ Michael J. Fitzpatrick           By: /s/ Yu-Chi Chiao
    -----------------------------            ----------------------------
    Michael J. Fitzpatrick                   Yu-Chi Chiao
    President and CEO                        President